Exhibit 99.1

News Release

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact: Glenn Eanes

Treasurer

540-665-9100

AMERICAN WOODMARK CORPORATION

ANNOUNCES THIRD QUARTER

DECLARES CASH DIVIDEND

Winchester, Virginia (February 24, 2004) — American Woodmark Corporation (Nasdaq/NM: AMWD) today announced results for the third quarter ended January 31, 2004.

Net sales increased 19.2% from the prior year to $162,859,000. Sales growth in the third quarter was the result of continued growth in both the remodel and new construction sectors across all channels of distribution.

Net income for the quarter was $7,650,000 or $0.92 per diluted share, compared to $6,757,000 or $0.80 per diluted share, in the prior year. Net income was within previously released forward guidance of $0.90 to $0.95 per diluted share.

Gross profit of 20.8% was down from 22.2% the previous year due primarily to increases in product material costs and employee benefit expenses. Higher material costs were due to increased raw material prices, particularly hardwood lumber, particle board and plywood. Employee benefit expenses increased due to additional pension and medical expenses. The increases in material costs and benefit expenses were partly offset by improved labor efficiencies, lower freight expense and leverage on overhead costs with higher volume.

Selling, general and administrative cost decreased from 14.0% of net sales to 13.0% primarily due to cost management efforts and leverage created by higher volume.

Looking forward to the fourth fiscal quarter, ending April 30, 2004, the Company anticipates an increase in net sales of 15% to 20% over the prior year. The Company expects to experience solid growth in both the new construction and the remodel sectors. Margins should continue to improve from the third fiscal quarter of the current year due to improved productivity and increased capacity utilization. Based on higher volume and improved gross profit, the Company believes that net income will be in the range of $1.00 to $1.05 per diluted share.

The Board of Directors has approved a quarterly cash dividend of $0.05 per share to be paid on March 22, 2004, to shareholders of record on March 8, 2004.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and home manufacturers and through a network of independent distributors. The Company presently operates thirteen manufacturing facilities and ten service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended January 31		Nine Months Ended January 31
	2004	2003	2004	2003
Net Sales	$162,859	$136,684	$487,186	$419,125
Cost of Sales & Distribution	129,054	106,314	385,014	317,709

Gross Profit	33,805	30,370	102,172	101,416
Sales & Marketing Expense	14,447	13,309	44,886	41,044
G&A Expense	6,789	5,764	18,552	18,671

Operating Income	12,569	11,297	38,734	41,701
Interest & Other Income/Expense	138	189	471	192
Income Tax Expense	4,781	4,351	14,933	16,359

Net Income	$7,650	$6,757	$23,330	$25,150

Earnings Per Share:
Weighted Average Shares Outstanding – Diluted	8,325,616	8,399,513	8,322,680	8,438,568
Earnings Per Diluted Share	$0.92	$0.80	$2.80	$2.98

Balance Sheet

	January 31 2004	April 30 2003
Cash & Cash Equivalents	$27,820	$15,512
Customer Receivables	47,606	40,615
Inventories	49,291	44,986
Other Current Assets	9,909	11,239

Total Current Assets	134,626	112,352
Property, Plant & Equipment	136,405	136,551
Other Assets	19,044	13,825

Total Assets	$290,075	$262,728

Current Portion – Long-Term Debt	$949	$932
Accounts Payable & Accrued Expenses	67,174	62,866

Total Current Liabilities	68,123	63,798
Long-Term Debt	18,096	19,016
Other Liabilities	21,730	19,815

Total Liabilities	107,949	102,629
Stockholders’ Equity	182,126	160,099

Total Liabilities & Stockholders’ Equity	$290,075	$262,728